UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 11, 2007

American Real Estate Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9516	13-3398766
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, Suite 4700, New York, NY 10153
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 702-4300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 - Regulation FD.

Item 7.01. Regulation FD Disclosure.

The following information was provided in an offering memorandum related to the private placement of $300 million aggregate principal amount of our 7 1/8% senior notes due 2013. The private placement is expected to close on January 17, 2007.

Mr. Carl C. Icahn has proposed that we acquire his interests in American Railcar, Inc., or ARI, and Philip Services Corporation. A committee of independent directors of the board has been formed to consider the proposals. The committee is in the process of engaging counsel and financial advisers. No agreement has been reached as to price or terms. Any acquisition would be subject to, among other things, the negotiation, execution and closing of a definitive agreement and the receipt of a fairness opinion. We continuously identify, evaluate and engage in discussions concerning potential investments and acquisitions, including potential investments in and acquisitions of affiliates of Mr. Icahn. There cannot be any assurance that the current proposals or any other potential transactions that we consider will be completed. ARI is a publicly traded company that is primarily engaged in the business of manufacturing covered hoppers and tank railcars. Philip is an industrial services company that provides industrial outsourcing, environmental services and metal services to major industry sectors throughout North America.

The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Section 8 - Other Events

Item 8.01. Other Events.

On January 11, 2007, the Company issued a press release, a copy of which is furnished as Exhibit 99.1.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 - Press release dated January 11, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REAL ESTATE PARTNERS, L.P. (Registrant)

By: American Property Investors, Inc. General Partner

By:	/s/ Hillel Moerman
Hillel Moerman Chief Financial Officer

Date: January 11, 2007